Exhibit 10.1

SigmaTron International, Inc.

Amended and Restated

Change in Control Severance Payment Plan

ARTICLE I

PURPOSE OF THE PLAN

This Amended and Restated Change in Control Severance Payment Plan (the “Plan”) has been established by SigmaTron International, Inc., a Delaware corporation (the “Corporation”), to provide for the payment of severance pay primarily to selected management and highly compensated employees whose employment with the Corporation terminates due to certain conditions created by a change in control of the Corporation.

ARTICLE II

ELIGIBILITY

2.1.Employees covered by Plan.  Only those employees of the Corporation listed on Exhibit A are participants in the Plan (“Participants”).  No other employees are covered by this Plan, unless designated for coverage by the Board in writing.  A Participant may be removed from the Plan upon  ninety (90) days’ advance written notice but may not be removed during the Protection Period.

ARTICLE III

DEFINITIONS

3.1.“Board” means the Board of Directors of the Corporation.

3.2.“Cause” in connection with the termination of a Participant’s employment with the Corporation means:  (i) conviction of a felony; (ii) gross negligence in the performance of the Participant’s duties; (iii) deliberate material injury to the Corporation; or (iv) refusal after at least ten (10) days written notice from the Board to carry out directions of the Board, provided that performance in accordance with such directions does not constitute a change in the terms and conditions of the Participant’s employment as described in Section 4.1.  If the Corporation could have terminated a Participant’s employment for Cause, but lacked actual knowledge of any act or omission described above at the time of termination, the termination will nevertheless be deemed for Cause upon the later discovery of such act or omission.  A determination that a termination is for Cause, as defined above, will be effective only for the purpose of this Plan and will not be determinative with respect to any other contract or arrangement between the Corporation and the Participant, unless the Board makes a specific determination to the contrary.

3.3.“Change in Control” means a Change in Control of the Corporation.  A Change in Control of the Corporation shall occur upon the happening of any one of the following:

(a) Twenty percent voting shares. The acquisition by any entity, person, or group of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange

2391943v3

Act of 1934, of the ownership of more than 20% in the aggregate of the outstanding capital stock of the Corporation entitled to vote for the election of directors.

(b) Change in majority of Directors.  As a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who are directors of the Corporation before the transaction shall cease to constitute a majority of the board or the board of directors of any successor to the Corporation;

(c) Merger, Consolidation or Share Exchange.  The Corporation becomes a party to a merger, consolidation or share exchange in which either (i) the Corporation will not be the surviving corporation or (ii) the Corporation will be the surviving corporation and any outstanding shares of common stock of the Corporation will be converted into shares of any other company (other than a reincorporation or the establishment of a holding company involving no change of ownership of the Corporation) or other securities or cash or other property (excluding payments made solely for fractional shares); or

(d)  Sale of Assets.    More than 50% of the assets and business of the Corporation are sold, transferred or assigned to, or otherwise acquired by, any other unrelated entity or entities.

(e) Disposition of Designated Operation.    All or substantially all of the assets and business of a Participant’s Designated Operation are sold, transferred or assigned to, or otherwise acquired by, any other unrelated entity or entities.

In no event shall the distribution by the Corporation to its shareholders of stock in a subsidiary be deemed a Change in Control.

3.4.“Code” means the Internal Revenue Code of 1986, as amended.

3.5“Designated Operation” means the Corporation’s operation designated with respect to each Participant on Exhibit A.

3.6“Disability” means a Participant’s permanent and total disability within the meaning of Code Section 22(e)(3).

3.7“Good Reason” means, with respect to a Participant, the existence of any of the following changes to the Participant’s employment with the Corporation without the Participant’s written consent:

(a) reduction in salary or material reduction in the Participant’s fringe benefits to which Participant is entitled, including a reduction in the number of paid vacation days in any year, unless such reduction in benefits is nondiscriminatory and the resulting level of benefits is consistent with that available to employees of the Corporation with similar authority and length of service, which as to a Participant shall include service with the Corporation before a Change in Control;

(b) reduction in eligibility to participate in employee benefit plans or reduction in eligibility to participate in other compensation plans, including but not limited to, incentive bonus plans or stock option plans, unless such reduction in eligibility is non discriminatory and the resulting level of eligibility is consistent with that available to employees of the Corporation with similar authority and length of service, which as to Participant shall include service with the Corporation before a Change in Control;

(c) reduction in job responsibility or authority or the assignment of duties of a non executive nature or for which the Participant is not reasonably equipped by his/her skills and experience;

(d) request to relocate the Participant’s principal business office or residence by more than twenty  (25) miles or assignment of duties that would reasonably require such relocation;

(e) assignment of duties to the Participant which would reasonably require him/her to spend significantly more normal working days away from his/her principal business office or residence during any consecutive twelve month period than such Participant was so required to spend on average during the three (3) consecutive twelve month periods immediately preceding the date of a Change in Control; or

(f) failure to provide office facilities, secretarial services, technology, support and other administrative services to the Participant which are substantially equivalent to the facilities and services provided to the Participant on the date of the Change in Control, provided, however, that no termination of a Participant’s employment shall constitute a termination for Good Reason unless (i) the Participant has first provided the Corporation with written notice specifically identifying the acts or omission constituting the grounds for Good Reason within thirty  (30) days after the Participant has or should reasonably be expected to have had knowledge of the occurrence thereof, (ii) the Corporation has not cured such acts or omissions within thirty  (30) days of its actual receipt of such notice, and (iii) the effective date of the Participant’s termination for Good Reason occurs no later than one-hundred twenty (120) days after the initial existence of the facts or circumstances constituting Good Reason

3.8.“Severance” means (a) an involuntary termination of the Participant’s employment by the Corporation for reasons other than Cause or the Participant’s death or Disability, or (b) termination of a Participant’s employment by the Participant for Good Reason, in each case during the Protection Period.

3.9.“Severance Payment” means the payment described in Article V.

3.10.“Protection Period” means the period beginning as of the date the Corporation enters into a definitive agreement (or commencement of any action) the consummation of which would result in a Change in Control, but no earlier than six months prior to an actual Change in Control, and ending on the two-year anniversary of the effective date of the Change in Control.

3.11.“Specified Employee” means any Participant who is a “specified employee” as described under Code Section 409A(a)(2)(B)(i) and Treas. Reg. Sec. 1.409A-1(i).

ARTICLE IV

PAYMENT CONDITIONS

4.1.Severance During the Protection Period.  A Participant who at any time during the Protection Period sustains a Severance shall be entitled to the Severance Payment described in Article V, provided, however, that no Severance Payment shall be due if the Participant fails to return all of the Corporation’s property upon such Severance.

ARTICLE V

SEVERANCE PAYMENT

5.1.Severance pay.  A Participant who satisfies the payment conditions under Article IV will receive a Severance Payment equal to that amount set forth opposite such Participant’s name on Exhibit A hereto, subject to adjustments as otherwise provided in this Article V.

5.2.Golden parachute restriction.

(a) Reduction for “parachute payment.”  Notwithstanding anything above in this Article V, if the Participant is a “disqualified individual” (as defined in Code Section 280G(c)), and the Severance Payment provided for in this Article, together with any other payments which the Participant has the right to receive from the Corporation (or its affiliates and subsidiaries), would constitute a “parachute payment” (as defined in Code Section 280G(b)(2)), the Severance Payment shall be reduced.  The reduction shall be in an amount so that the present value of the total amount received by the Participant from the Corporation or its affiliates and subsidiaries will be one dollar ($1.00) less than three (3) times the Participant’s base amount (as defined in Code Section 280G) and so that no portion of the amounts received by the Participant shall be subject to the excise tax imposed by Code Section 4999.

(b) Repayment of excess amount.  If through error or otherwise a Participant should receive payments under this Plan, together with other payments the Participant has the right to receive from the Corporation on account of a change in control as defined in Code Section 280G, excluding any qualified retirement plan payments, in excess of one dollar ($1.00) less than three times his/her base amount, the Participant shall immediately repay the excess to the Corporation upon notification that an overpayment has been made.

5.3.Unfunded Plan.  Payments under this Plan shall be made from the general funds of the Corporation.  Nothing contained in this Plan shall give a Participant any right, title or interest in any property of the Corporation.

5.4.Modification or Waiver.  A Participant’s rights under the Plan may be waived  or modified by the written agreement of the affected Participant and the Corporation.  Nothing herein will prohibit a divergence between the terms and conditions of a waiver or modification agreed to by any one Participant and the terms and conditions agreed to by any other Participant.

5.5Reduction related to Advance Notice.  If the Corporation is obligated by law to pay a Participant any amount with respect to a failure to provide advance notice of an involuntary termination of a Participant’s employment, then the Severance Payment hereunder shall be reduced by any such amount paid by the Corporation.

ARTICLE VI

PAYMENT TERMS

6.1.Form and Time of Payments.

(a)If a Participant is not a Specified Employee, the Severance Payment shall be made in a single lump sum within fourteen (14) days after the date of the Participant’s termination of employment.

(b)If a Participant is a Specified Employee, the Severance Payment shall be made in a single lump sum on the first day after the expiration of the six (6) month period following the Participant’s termination of employment.  In the event of a Specified Employee’s death prior to payment, the Severance Payment shall be made to the Participant’s estate.

6.2.Late Charge and Interest.  In the event a Severance Payment or any portion thereof is not paid within fourteen (14) days after the later of the date provided for payment in Section 6.1 or the Participant’s written request for payment under this Plan, and the payment remains unmade for five (5) days after written notice of such non payment is given to the Corporation, the Corporation shall pay the affected Participant an additional twenty five percent (25%) of the delinquent amount. In addition, the Corporation shall pay the affected Participant interest at a rate of twelve percent (12%) per annum in relation to the delinquent amount which interest shall accrue from the date provided for payment in Section 6.1 until such delinquent amount is paid.

ARTICLE VII

AMENDMENT AND TERMINATION

7.1.Before Change in Control.  This Plan may be amended from time to time or terminated by action of the Board.  This Plan will also automatically terminate if the Corporation  (a) is legally dissolved, (b) makes a general assignment for the benefit of its creditors or (c) files for protection under the United States Bankruptcy Code.

7.2.During the Protection Period.  Notwithstanding the foregoing, the Plan may not be amended or terminated by the Corporation or the Board during the Protection Period.  The Plan shall automatically terminate at the end of the Protection Period.

ARTICLE VIII

ARBITRATION

8.1.Except as otherwise provided herein, any controversy or claim arising out of or relating to this Plan or the breach hereof shall be settled by arbitration in accordance with such rules as may be agreed upon by the Corporation and Participant, or, failing agreement, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) as such rules may be modified herein.

8.2.An award rendered in connection with an arbitration pursuant to this Section shall be final and binding, and judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

8.3.The Forum for arbitration under this Section shall be Chicago, Illinois and the governing law for such arbitration to the extent not pre-empted by Federal law shall be the laws of the State of Illinois.

8.4.Arbitration under this Article shall be conducted by a single arbitrator selected jointly by the Corporation and Participant.  If within thirty (30) days after a demand for arbitration is made, the Corporation and Participant are unable to agree on a single arbitrator, three arbitrators shall be appointed.  The Corporation and Participant shall each select one arbitrator and those two arbitrators shall then select within thirty (30) days a third neutral arbitrator.  In connection with the selection of a single arbitrator or the third arbitrator, consideration shall be given to familiarity with the electronics  manufacturing services industry and related products and experience in dispute resolution between parties, as a judge or otherwise.  If the arbitrators selected by the Corporation and Participant cannot agree on a third arbitrator, they shall discuss the qualifications of such third arbitrator with the AAA prior to selection of such arbitrator, which selection shall be in accordance with the Commercial Arbitration Rules of AAA.

8.5.If an arbitrator cannot continue to serve, a successor to an arbitrator selected by the Corporation and Participant shall be also selected by the same party, and a successor to a neutral arbitrator shall be selected as specified in subsection 8.4 of this Article.  A full rehearing will be held only if the neutral arbitrator is unable to continue to serve or if the remaining arbitrators unanimously agree that such a rehearing is appropriate.

8.6.The arbitrator or arbitrators shall be guided, but not bound, by the Federal Rules of Evidence and by the procedural rules, including discovery provisions, of the Federal Rules of Civil Procedure.  Any discovery shall be limited to information directly relevant to the controversy or claim in arbitration.

8.7.The parties shall each be responsible for their own costs and expenses, except for the fees and expenses of the arbitrators, which shall be shared equally by the Corporation and Participant.  Notwithstanding the above, the Corporation shall pay the arbitration expenses, including reasonable attorneys’ fees, incurred by any Participant in arbitration hereunder in which such Participant successfully seeks to enforce his/her rights under the Plan.

ARTICLE IX

MISCELLANEOUS

9.1.No Guarantees.  Nothing in this Plan will give Participants a separate right to continued employment, compensation level or position with the Corporation.

9.2.Applicable Law.  To the extent not preempted by federal law, this Plan will be construed in accordance with the laws (other than the conflict of laws provisions) of the State of Illinois.

9.3.Participant Assignment.  No interest of any Participant under this Plan, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Participant including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

9.4.Severability.  In the event any provision of this Plan is held illegal or invalid, the remaining provisions of this Plan shall not be affected thereby.

9.5.Successors.  The Plan shall be binding upon and inure to the benefit of the Corporation, the Participants and their respective heirs, representatives and successors.

9.6.Notice.  Notices under this Plan shall be in writing and sent by registered mail, return receipt requested, to the following addresses or to such other address as the party being notified may have previously furnished to the other party by written notice:

If to the Corporation:

SigmaTron International, Inc.

2201 Landmeier Road

Elk Grove Village, IL  60007

Attention: President

If to a Participant:

The address last indicated on the records of the Corporation.

9.7.Code Section 409A.  It is intended that the Plan shall comply with Code Section 409A and the Treasury Regulations and any other Internal Revenue Service guidance related thereto so as not to subject the Participants to the payment of additional taxes and interest under Code Section 409A.  In furtherance of this intent, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions and no event shall be considered a termination of employment unless such termination is considered a “separation from service” as such term is defined under Code Section 409A.  If the Corporation makes a good faith determination that any amount provided under this Plan is likely to be subject to the additional tax and/or interest imposed by Code Section 409A, the Corporation shall use its best commercially reasonable efforts to modify the Plan to reduce the risk that such additional tax will apply, in a manner designed to preserve the material economic benefits intended to be provided to the Participant under the Plan. Notwithstanding the preceding, the Participants shall be solely responsible for the payment of any tax liability and interest that arises under Code Section 409A that may result from any compensation received, or deemed to be received, by the Participants hereunder.

IN WITNESS WHEREOF, the Corporation has adopted this Amended and Restated Change in Control Severance Payment Plan as of this 11th day of March, 2014.

SigmaTron International, Inc.

Attest:By: /s/ Gary R. Fairhead

Its:  President

/s/ Linda K. Frauendorfer

Secretary

Sigmatron International, Inc.

Amended and Restated

Change in Control Severance Payment Plan

EXHIBIT A

Employee	Designated Operation	Severance Payment
Gary R. Fairhead	Corporate

An amount equal to the product of (i) the mean average income of Employee reported on Employee’s Form W 2 for the five calendar years ending immediately prior to the Change in Control, times (ii) 2.99.

Linda K. Frauendorfer	Corporate
Gregory A. Fairhead	Elk Grove Village, Illinois
Daniel P. Camp	Acuna, Mexico
Rajesh B. Upadhyaya	Union City, California
John P. Sheehan	Corporate
Thomas F. Rovtar	Corporate
Stephen H. McNulty	Corporate
Dennis P. McNamara	Acuna, Mexico
Yousef M. Heidari	Union City, California
Hom-Ming Chang	Wujiang, China
Keith D. Wheaton	Union City, California
Curtis W. Campbell	Union City, California